FOR IMMEDIATE RELEASE	Contact: Sharon Schultz
Tel: (301) 351-0109
email: schultzpr@mchsi.com

ISORAY ACQUIRES EXCLUSIVE WORLDWIDE LICENSE FOR LIQUID

IODINE IOTREX® FOR GLIASITE® BRAIN CANCER TREATMENT

August Launch Remains on Target for World's Only Device
to Deliver Liquid Radiation Therapy to the Brain

Richland, WA (June 7, 2011) - - IsoRay, Inc. (Amex: ISR) announced today that it has completed a license agreement with Dr. Reddy’s Laboratories (NYSE: RDY) for exclusive worldwide licensing rights to Iotrex®, a liquid iodine radiation, for use in brain cancer treatment. Iotrex® is a critical component in the GliaSite® radiation therapy system, the world's only FDA-cleared balloon catheter device used in the treatment of many forms of brain cancer. IsoRay has exclusive worldwide distribution rights to the GliaSite® therapy system.

The Iotrex® licensing agreement is a major step in the process needed to allow IsoRay to make its submission to the FDA for final approval as it moves toward the anticipated launch of its GliaSite® sales initiative in August. GliaSite® sales are expected to be an important contributor to revenue for the Company in the next two to three years. Iotrex® will allow IsoRay to address an immediate market opportunity and patient needs, while the Company proceeds toward approval for use of its proprietary liquid Cesium-131 for use in the GliaSite® therapy system.

Brain cancer is one of the fastest growing cancers and reoccurrence often proves fatal.  Over 575 people a day are diagnosed with brain cancer in the United States alone.  Brain tumors are very difficult to treat. Completely removing a tumor presents intricate challenges because of the need to avoid damaging the brain. Doctors must also address the complexities of tumors that tend to spread to healthy parts of the brain. Typically, surgeons remove as much as they can of the tumor and then treat the areas surrounding where the tumor was removed with radiation therapy. They sometimes use chemotherapy as well. The problems of brain tumor removal are further complicated by the fact that most cancerous brain tumors reoccur shortly following removal, and the cancer tends to return near the site of the original tumor.

The GliaSite® system is a landmark technology that allows physicians to treat more brain cancer patients than ever before with brachytherapy or internal radiation offering a number of advantages in brain cancer treatment.  It places a specified high dose of a liquid radiation source in the areas most likely to contain cancer after brain tumor removal and is less likely to damage healthy brain tissue. GliaSite® attacks the remaining diseased area quickly and with great conformity to the resected tumor bed. It helps eliminate the ability for the tumor to reoccur, which directly impacts patient longevity and quality of life. Ib

IsoRay CEO Dwight Babcock said the Company has high expectations for the GliaSite® system," We are excited to be able to offer this important resource to physicians who are anxious to investigate its use for a number of recurring brain cancers for which there are currently no good permanent solutions available. Ultimately, we are talking about a new cause for optimism for hundreds of thousands of men, women, and children who have been afflicted with this devastating disease."

GliaSite® therapy with Iotrex has established reimbursement for both in-patient and out-patient settings.

IsoRay is the exclusive manufacturer of Cesium-131 used in internal radiation therapy (brachytherapy) for the treatment of brain, colon, lung, ocular melanoma, prostate and head and neck cancer as well as cancers throughout the body due to its proprietary radioisotope technology.

About IsoRay

IsoRay, Inc., through its subsidiary, IsoRay Medical, Inc., is the sole producer of Cesium-131 brachytherapy seeds, which are expanding brachytherapy options throughout the body. Learn more about this innovative Richland, Washington company and explore the many benefits and uses of Cesium-131 by visiting www.isoray.com.

Safe Harbor Statement
Statements in this news release about IsoRay's future expectations, including: the advantages of our Cesium-131 seed and liquid Cesium-131, the advantages of the GliaSite® delivery system and of Iotrex, whether GliaSite® with Iotrex® will receive FDA approval, whether IsoRay will launch sales of GliaSite® in August or at all, whether sales of GliaSite® will result in increased revenue to the Company, whether a liquid form of Cesium-131 will be developed that receives regulatory approval and can be used successfully with the GliaSite® delivery system, whether IsoRay will be able to expand its base beyond prostate cancer, whether IsoRay's Cesium-131 seed and liquid Cesium-131 will be used to treat additional cancers and malignant disease, whether the use of Cesium-131 to treat brain or other cancers will be successful in the initial and any future implants, and all other statements in this release, other than historical facts, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). This statement is included for the express purpose of availing IsoRay, Inc. of the protections of the safe harbor provisions of the PSLRA.  It is important to note that actual results and ultimate corporate actions could differ materially from those in such forward-looking statements based on such factors as physician acceptance, training and use of our products, our ability to successfully manufacture, market and sell our products, our ability to manufacture our products in sufficient quantities to meet demand within required delivery time periods while meeting our quality control standards, our ability to enforce our intellectual property rights, whether additional studies are released and support the conclusions of early clinical studies, whether initial implants of Cesium-131 to treat brain or other cancers result in favorable patient outcomes, whether GliaSite® with Iotrex® will receive FDA approval, whether resources are available as needed to develop a liquid form of Cesium-131 and whether such liquid form receives and maintains all required regulatory approvals, whether any liquid form of Cesium-131 is able to be used successfully with the GliaSite® delivery system, patient results achieved when Cesium-131 is used for the treatment of cancers and malignant diseases beyond prostate cancer whether with the GliaSite® delivery system or in another delivery system, successful completion of future research and development activities, and other risks detailed from time to time in IsoRay's reports filed with the SEC.